CUSIP No. 650111107

EXHIBIT I

TRANSACTIONS IN THE CLASS A COMMON STOCK OF THE ISSUER

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS NY, LLC

Date of	Number of Shares	Price per Share
Transaction	Purchase (Sold)

2/19/2008	60,000	$19.0303
2/19/2008	803,520	$19.4242
2/19/2008	142,098	$19.4501
2/19/2008	363,766	$19.3655
2/19/2008	521,596	$19.5785
2/19/2008	40,000	$19.0303
2/19/2008	535,680	$19.4242
2/19/2008	94,732	$19.4501
2/19/2008	242,511	$19.3655
2/19/2008	347,731	$19.5785
2/20/2008	157,800	$20.2926
2/20/2008	300,000	$20.4845
2/20/2008	846,000	$20.6946
2/20/2008	57,300	$20.4398
2/20/2008	38,200	$20.4398
2/20/2008	105,200	$20.2926
2/20/2008	200,000	$20.4845
2/20/2008	564,000	$20.6946

Since the date of the filing of Amendment No. 1, the Master Fund contributed 2,433,422 previously owned Shares to Master Fund’s capital account in Harbinger NY. Such Shares were previously reported as deemed beneficially owned by Master Fund, Harbinger Manager, HMC Investors, HMC and Messrs. Falcone, Harbert and Luce. Such Shares may continue to be deemed beneficially owned by such Reporting Persons following the contribution and may also be deemed to be owned by Harbinger NY.

Since the date of the filing of Amendment No. 1, the Special Fund contributed 1,216,661 previously owned Shares to Special Fund’s capital account in Harbinger NY. Such Shares were previously reported as deemed beneficially owned by Special Fund, HCPSS, HMCNY, HMC and Messrs. Falcone, Harbert and Luce. Such Shares may continue to be deemed beneficially owned by such Reporting Persons following the contribution and may also be deemed to be owned by Harbinger NY.

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